Capitol Acquisition Corp. II Announces Closing of Initial Public Offering Including Part of Over-Allotment Option

WASHINGTON, May 15, 2013 -- Capitol Acquisition Corp. II (Nasdaq: CLACU), an acquisition vehicle formed by investor Mark D. Ein, announced the consummation of its initial public offering of 20,000,000 units, including 2,000,000 units subject to the underwriters’ over-allotment option, with the offering raising gross proceeds of $200,000,000. The offering was increased in size from 15,000,000 units. Each unit issued in the initial public offering consists of one share of the Company's common stock and one half of one warrant to purchase one share of common stock at an exercise price of $11.50 per share.

Capitol Acquisition Corp. II was formed for the purpose of acquiring through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination one or more businesses or entities. Its efforts in identifying a prospective target business will not be limited to a particular industry or geographic region.

Capitol Acquisition Corp. II is Mark Ein's second publicly traded acquisition vehicle. $200,000,000 of the proceeds received from this offering and simultaneous consummation of the private sale of warrants to the Company’s sponsor and officers and directors will be deposited into a trust account at JP Morgan Chase, N.A. with Continental Stock Transfer & Trust Company acting as trustee.

Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers for the offering. A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 9, 2013. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

An audited balance sheet as of May 15, 2013 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of warrants will be issued by the Company and included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

The offering is being made only by means of a prospectus, copies of which may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 1-800-831-9146, Email: batprospectusdept@citi.com or Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005-2836, Attention: Prospectus Group, Telephone: (800) 503-4611, Email: prospectus.cpdg@db.com.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.